Exhibit 10.2

ADMINISTRATIVE SERVICES AGREEMENT

dated as of [    ]

between

EMC CORPORATION

and

VMWARE, INC.

TABLE OF CONTENTS

		PAGE
	ARTICLE I
	DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Internal References	4

	ARTICLE II
	PURCHASE AND SALE OF SERVICES

Section 2.01	Purchase and Sale of Services	4
Section 2.02	Additional Services	4

	ARTICLE III
	SERVICE COSTS; OTHER CHARGES

Section 3.01	Service Costs	4
Section 3.02	Payment	5

	ARTICLE IV
	STANDARD OF PERFORMANCE AND INDEMNIFICATION

Section 4.01	General Standard of Service	6
Section 4.02	Limitation of Liability	6
Section 4.03	Indemnification	6

	ARTICLE V
	TERM AND TERMINATION

Section 5.01	Term	7
Section 5.02	Termination	7
Section 5.03	Effect of Termination	8

	ARTICLE VI
	MISCELLANEOUS

Section 6.01	Other Agreements	8
Section 6.02	No Agency	9
Section 6.03	Subcontractors	9
Section 6.04	Force Majeure	9
Section 6.05	Entire Agreement	9
Section 6.06	Information	10
Section 6.07	Notices	10
Section 6.08	Governing Law	10

i

Section 6.09	Severability	10
Section 6.10	Amendment	10
Section 6.11	Counterparts	11
Section 6.12	Authority	11

SCHEDULES

SCHEDULE I:     Services To Be Provided By EMC Corporation

ii

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement is dated as of [        ] by and between VMware, Inc., a Delaware corporation (“VMware”), and EMC Corporation, a Massachusetts corporation (“EMC”). VMware and EMC are sometimes referred to herein separately as a “Party” and together as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I hereof.

RECITALS

WHEREAS, EMC is the beneficial owner of all the issued and outstanding common stock of VMware;

WHEREAS, the Parties currently contemplate that VMware will make an initial public offering (the “Offering”) of its Class A common stock pursuant to a Registration Statement on Form S-1, filed on April 26, 2007, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended;

WHEREAS, EMC directly or indirectly provides certain administrative, legal, financial and other services to the VMware Entities (as defined below);

WHEREAS, following consummation of the Offering, VMware desires EMC to continue to provide certain administrative, legal, financial and other services to the VMware Entities, as more fully set forth in this Agreement; and

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which the EMC Entities (as defined below) will provide certain services to the VMware Entities;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Agreement” means this Administrative Services Agreement, together with the schedules and exhibits hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.

“EMC Entities” means EMC and its Subsidiaries (other than the VMware Entities), and “EMC Entity” means any one of the EMC Entities currently in place on the effective date of the Registration Statement and any entity which becomes a Subsidiary of EMC after the date hereof.

“Employee Benefits Agreement” means the Employee Benefits Agreement between the Parties of even date herewith.

“Full Time Equivalent Employees” means the equivalent number of full-time EMC employees to be engaged in providing each Service listed on Schedule I or otherwise provided pursuant to this Agreement. For the purposes of this Agreement, one Full Time Equivalent Employee means an individual who works hours equivalent to the work performed by one full time employee working eight (8) hours per day and forty (40) hours per week.

“Insurance Matters Agreement” means the Insurance Matters Agreement between the Parties of even date herewith.

“Intellectual Property Agreement” means the Intellectual Property Agreement between the Parties of even date herewith.

“Real Estate Agreement” means the Real Estate Agreement between the Parties of even date herewith.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Master Transaction Agreement” means the Master Transaction Agreement between the Parties dated as of                     , 2007

“Offering Date” means the date on which the Offering is consummated.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.

“Schedule I” means the first Schedule attached hereto which lists agreed upon Services to be provided by EMC to or on behalf of the VMware Entities and sets forth the related pricing for such Services.

“Schedules” means any one or more of the schedules referred to in and attached to this Agreement.

“Services” means the various administrative, financial, legal and other services to be provided by EMC to or on behalf of the VMware Entities, as described on Schedule I and any Additional Services provided pursuant to this Agreement.

“Subsidiary” means, as to any Person, means a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax Sharing Agreement” means the Tax Sharing Agreement between the Parties of even date herewith.

“Transaction Agreements” means this Agreement, the Employee Benefits Agreement, the Insurance Matters Agreement, the Intellectual Property Agreement, the Real Estate Agreement, the Master Transaction Agreement and the Tax Sharing Agreement.

“VMware Business” means the business of virtual infrastructure technology presently conducted by VMware, as more completely described in the Registration Statement, or following the Offering Date, such business that is then conducted by VMware and described in its periodic filings with the U.S. Securities and Exchange Commission.

“VMware Entities” means VMware, Inc. and its Subsidiaries and any entity which becomes a Subsidiary of VMware after the date hereof, and “VMware Entity” means any one of the VMware Entities.

“VMware Liabilities” has the meaning set forth in the Master Transaction Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Actions	4.03(a)
Additional Services	2.02
EMC	Preamble
EMC Indemnified Person	4.03(a)
Force Majeure	6.06(a)
Initial Term	5.01
Offering	Preamble
Parties	Preamble
Party	Preamble
Registration Statement	Preamble
Services Managers	4.02
Subcontractor	6.04
VMware	Preamble

Section 1.02 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

ARTICLE II

PURCHASE AND SALE OF SERVICES

Section 2.01 Purchase and Sale of Services.

(a) Subject to the terms and conditions of this Agreement and in consideration of the costs for Services described below, EMC agrees to provide or cause to be provided to the VMware Entities, and VMware agrees to purchase from EMC, the Services, until such Services are terminated in accordance with the provisions hereof.

(b) The Parties acknowledge and agree that (i) the Services to be provided, or caused to be provided by EMC under this Agreement shall, at VMware’s request, be provided directly to VMware or Subsidiaries of VMware and (ii) EMC may satisfy its obligation to provide or to procure the Services hereunder by causing one or more of its Subsidiaries to provide or to procure such services. With respect to the Services provided to, or procured on behalf of, any Subsidiary of VMware, VMware agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services pursuant to this Agreement.

Section 2.02 Additional Services. In addition to the Services to be provided or procured by EMC in accordance with Section 2.01 and set forth on Schedule I, if requested by VMware, and to the extent that EMC and VMware may mutually agree in writing, EMC shall provide additional services to VMware. The scope of any such services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by EMC and VMware prior to the provision of such Additional Services. “Additional Services” means any services provided by EMC to or on behalf of the VMware Entities pursuant to Section 2.02, other than those described on Schedule I.

ARTICLE III

SERVICE COSTS; OTHER CHARGES

Section 3.01 Service Costs.

(a) Each Service (other than Additional Services) will be provided at the price per hour, or per Full Time Equivalent Employee, as applicable, indicated in Schedule I. The aggregate price for any Service to be provided will be determined by multiplying the fully-burdened cost for a Full Time Equivalent Employee providing such Service multiplied by the number of such Full Time Equivalent Employees actually providing such Service. If the level of service indicated on Schedule I for any Service requires one or more Full Time Equivalent Employees, or changes by one or more Full Time Equivalent Employees, the price for such

Service will be calculated according to the formula in the preceding sentence. In the event that the level of Service indicated on Schedule I requires less than one Full Time Equivalent Employee, or changes by less than one Full Time Equivalent Employee, the price for such Service shall be calculated based on the hourly rate for such Service set forth in Schedule I, based on the number of hours actually worked by the Full Time Equivalent Employee providing such Service. For purposes of this Agreement, “fully-burdened cost” means the total cost of employment to EMC with respect to each Full Time Equivalent Employee, including such employee’s salary, bonus and other compensation (excluding equity-based awards) and employment-related insurance, benefits and taxes, minus the value of any tax deductions associated with the compensation and other benefits provided to such employee that are realizable by EMC or other relevant EMC Entity.

(b) Any Additional Services shall be billed by EMC on a time and materials basis or as otherwise agreed between the parties in writing, provided that the labor rate associated with the provision of such Additional Services shall be the hourly rate derived from the fully-burdened cost of the Full Time Equivalent Employee performing such Services and the cost of materials shall be no higher than that actually paid by the relevant EMC entity.

(c) Notwithstanding the foregoing, Services performed by a Subcontractor on EMC’s behalf shall be billed on a time and materials basis and the labor rates payable in connection therewith shall be the rate paid by EMC to such Subcontractor, which rates shall have been approved in advance, in writing, by VMware, and the cost of materials shall be no higher than that actually paid by EMC to such Subcontractor.

Section 3.02 Payment.

(a) Charges for Services shall be invoiced quarterly in arrears by EMC, within 3 days of the end of a quarter. The invoice shall set forth in reasonable detail for the period covered by such invoice (i) the Services rendered, (ii) the aggregate amount charged for each type of Service provided and (iii) such additional information as VMware may reasonably request within 15 days after the end of a quarter. Each invoice shall be directed to the Chief Executive Officer or Chief Financial Officer of VMware or such other person designated in writing from time to time by the VMware Chief Executive Officer or Chief Financial Officer. Each such invoice shall be payable within thirty-five (35) days after receipt by VMware, provided that if VMware, in good faith, disputes any invoiced charge, payment of such charge may be made only after mutual resolution of such dispute. VMware agrees to notify EMC promptly, and in no event later than thirty (30) days following receipt of EMC’s invoice, of any disputed charges.

(b) Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

(c) During the term of this Agreement, EMC shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder. EMC shall provide documentation supporting any amounts invoiced pursuant to this Section 3.02 as VMware may from time to time reasonably request. VMware shall have the right to access and review such books, records and accounts year-round upon reasonable notice, and VMware agrees to conduct any such review in a manner so as not to unreasonably interfere with EMC’s normal business operations.

Section 3.03 Financial Responsibility for EMC Personnel. EMC will pay for all personnel and other related expenses, including salary or wages, of its employees performing the Services. No person providing Services to a VMware Entity pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of any VMware Entity.

ARTICLE IV

STANDARD OF PERFORMANCE AND INDEMNIFICATION

Section 4.01 General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality, degree of skill and standard of care applicable to the delivery of the Services hereunder, and the qualifications and skill levels of the Full Time Equivalent Employees providing such Services, shall be substantially the same as or consistent with those which EMC exercises or employs in providing similar services provided within or to any EMC Entity.

Section 4.02 Services Management. EMC and VMware each agree to appoint one of their respective employees who will have overall responsibility for managing and coordinating the delivery of Services, including making available the services of appropriately qualified employees and resources to enable the provision of the Services (each, a “Services Manager”). The Services Managers will consult and coordinate with each other regarding the provision of Services.

Section 4.03 Limitation of Liability.

(a) VMware agrees that none of the EMC Entities and their respective directors, officers, agents, and employees (each, a “EMC Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any VMware Entity or any other Person under the control of such VMware Entity for or in connection with the Services rendered or to be rendered by any EMC Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any EMC Indemnified Person’s actions or inactions in connection with any Services or such transactions, except for damages which have resulted from such EMC Indemnified Person’s breach, gross negligence, bad faith, or willful misconduct in connection with the Services rendered or to be rendered by any EMC Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any EMC Indemnified Person’s actions or inactions in connection with any Services or such transactions.

(b) Notwithstanding the provisions of this Section 4.03, none of the EMC Entities shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform EMC’s obligations under this Agreement. This disclaimer applies without limitation (1) to claims arising from the provision of the Services or any failure or delay in connection therewith; (2) to claims for lost profits; (3) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (4) regardless of whether such damages are foreseeable or whether EMC has been advised of the possibility of such damages.

(c) In addition to the foregoing, VMware agrees that, in all circumstances, it shall use commercially reasonable efforts to mitigate and otherwise minimize damages to the VMware Entities, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by EMC to comply fully with EMC’s obligations under this Agreement.

Section 4.04 Indemnification.

(a) VMware agrees to indemnify and hold harmless each EMC Indemnified Person from and against any damages related to, and to reimburse each EMC Indemnified Person for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with investigating, preparing, pursuing, or defending, any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any VMware director, officer, agent or employee or any EMC Indemnified Person is a party (collectively, “Actions”), arising out of or in connection with Services rendered or to be rendered by any EMC Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any EMC Indemnified Person’s actions or inactions in connection with any such Services or transactions; provided that, VMware shall not be responsible for any damages incurred by any EMC Indemnified Person that have resulted from such EMC Indemnified Person’s gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above.

(b) EMC agrees to indemnify and hold harmless each VMware director, officer, agent and employee from and against any damages related to, and to reimburse each such individual for all reasonable expenses as they are incurred in connection with investigating, preparing, or defending, any Action arising out of or related to the gross negligence or willful misconduct of any EMC Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

ARTICLE V

TERM AND TERMINATION

Section 5.01 Term. Except as otherwise provided in this Article V or as otherwise agreed in writing by the Parties, (a) this Agreement shall have an initial term from the closing date of the initial public offering through December, 31, 2007 (the “Initial Term”), and will be renewed automatically thereafter for successive six month terms unless either Party elects not to renew this Agreement by notice in writing to the other Party not less than one hundred and eighty (180) days prior to the end of any term, and (b) EMC’s obligation to provide or to procure, and VMware’s obligation to purchase, a Service shall cease as of the applicable date set forth in Schedule I or such earlier date determined in accordance with Section 5.02.

Section 5.02 Termination.

(a) The Parties may by mutual agreement from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part.

(b) VMware may terminate any Service at any time (i) effective as of the last day of a month, provided that written notice of such termination has been given on or prior to the first day of such month and (ii) if EMC shall have failed to perform any of its material obligations under this Agreement relating to such Service, VMware shall have notified EMC in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by EMC of written notice of such failure from VMware, effective as of such 30th day.

Section 5.03 Effect of Termination.

(a) Other than as required by law, upon the effective date of the termination of any Service pursuant to Section 5.02, or upon termination of this Agreement in accordance with its terms, EMC shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and VMware shall have no obligation to pay any fees relating to such terminated Services or to make any other payments hereunder; provided that, notwithstanding such termination (i) VMware shall remain liable to EMC for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) EMC shall continue to charge VMware for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service , and VMware shall be obligated to pay such expenses in accordance with the terms of this Agreement; provided that EMC is not able to obtain a refund of such costs, and (iii) the provisions of Articles IV, V, and VI shall survive any such termination indefinitely.

(b) Following termination of this Agreement with respect to any Service, the Parties agree to cooperate with each other in providing for an orderly transition of such Service to VMware or to a successor service provider as designated by VMware.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Ownership.

(a) This Agreement and the performance of the Services hereunder will not affect the ownership of any assets or responsibility for any liabilities allocated in the Master Transaction Agreement or any of the other Transaction Agreements. Neither Party will gain, by virtue of this Agreement or the Services provided hereunder, by implication or otherwise, any rights of ownership of any property or intellectual property rights owned by the other or their respective Subsidiaries.

(b) VMware shall own all property or intellectual property rights assigned to VMware pursuant to the Transaction Documents, as well as any changes, additions or improvements thereto made on behalf of VMware in the performance of the Services. In addition, VMware will own any data with respect to VMware, any other VMware Entity or the VMware Business to the extent such data is developed by EMC on behalf of VMware, any other VMware Entity or the VMware Business. Any data provided to EMC by VMware and processed or used by EMC shall remain the property of VMware and any additions or modifications in EMC’s course of using or processing the data shall be owned by VMware. The provisions of this Section 6.01(b) do not grant VMware any rights to any data concerning EMC, any other EMC Entity or EMC’s business.

Section 6.02 Other Agreements. In the event there is any inconsistency between the provisions of this Agreement and the respective provisions of the Insurance Matters Agreement, the Tax Sharing Agreement, the Employee Benefits Agreement, the Real Estate Agreement and the Intellectual Property Agreement, respectively, the respective provisions of the Insurance Matters Agreement, Tax Sharing Agreement, the Employee Benefits Agreement, the Real Estate Agreement and the Intellectual Property Agreement shall govern.

Section 6.03 No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

Section 6.04 Subcontractors.

(a) EMC may hire or engage one or more third-party subcontractors (each, a “Subcontractor”) to perform all or any of its obligations under this Agreement, subject to prior written approval thereof by VMware; provided that, subject to Section 4.03, EMC shall in all cases remain primarily responsible for all obligations undertaken by each such Subcontrator on EMC’s behalf pursuant to the terms of this Agreement with respect to the scope, quality, degree of skill and nature of the Services provided to VMware; and, provided further, that EMC will cause any such Subcontractor to agree in writing to be bound by the provisions of Section 3.5 of the Master Transaction Agreement, with respect to any Confidential Information that such Subcontractor becomes aware of during or as a result of the provision of Services by such Subcontractor.

Section 6.05 Force Majeure.

(a) For purposes of this Section 6.05, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

(b) Continued performance of a Service may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of a Service due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

(c) Without limiting the generality of Section 4.03, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

Section 6.06 Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 6.07 Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 6.08 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail (with postage prepaid), to the following addresses:

(a)	If to EMC, to:

Office of the General Counsel

176 South Street

Hopkinton, MA 01748

Fax: (508) 497-6915

(b)	If to VMware, to:

Office of the General Counsel

3401 Hillview Ave

Palo Alto, CA 94304

Fax: 650-427-5001

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.

Section 6.09 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely in such Commonwealth (without giving effect to the conflicts of laws provisions thereof).

Section 6.10 Severability. If any terms or other provision of this Agreement or the Schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

Section 6.11 Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.

Section 6.12 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

Section 6.13 Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

EMC CORPORATION

By:
Name:
Title:

VMWARE, INC.

By:
Name:
Title:

SCHEDULE I

SERVICES TO BE PROVIDED BY EMC TO VMWARE